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Exhibit 10.30

October 7, 2016

PCS Link, Inc, dba Greenwood Hall, Inc.

201 Ocean Ave, Unit 1507B

Santa Monica, CA 90402-1473

Borrower:     PCS Link, Inc. I Loan#:   0800807-1/ Collateral: UCC-1 Broadform filing on all business assets

1.	California United Bank (“Bank”) holds a Note executed by PCS Link Inc. (“Borrower”) in the original principal amount of $1,250,000 evidenced by the following:
i)	A Loan in the original principal amount of $1,250,000 pursuant to the terms of the Promissory Note dated as of October 21, 2010 (‘‘Note”) executed by Borrower to the order of Bank
ii)	To secure Borrower’s obligations to Bank, Borrower executed and delivered that Commercial Security Agreement dated as of October 21, 2010 (“Security Agreement”) executed by Borrower to the order of Bank. Pursuant to the Security Agreement, Bank has a valid, perfected lien upon the Collateral.

2.	The current balance due as of October 7, 2016 is:

Principal	$876,250.34
Accrued Unpaid Interest	$74,625.52
Demand Fee	50.00
UCC-Termination Fee	45.00
Legal Fees (appx)	50,000.00
Extension Fee	10,000.00
Total	$1,010,970.86

3.	The Bank has agreed to issue a release of the collateral securing the loan, when Bank receives the following:

i)	$175,000.00, plus per diem interest of $41.31 from 1011/2016 to date of payment, in good funds (“Settlement Payment”) in full settlement of the PCS debt.
ii)	An amendment or reissuance of 523,587 in warrants at an exercise price of $1.00 issued on December 14, 2015 to the Bank to reflect a downward adjustment of the exercise price to $.10 per warrant subscription (“Amended Warrants”).
iii)	A daily extension fee in the amount of $2,000 beginning October II, 2016 and accruing each day thereafter until the Bank receivers the Settlement Payment and the Amended Warrants (“Daily Extension Fee”).

As an example, if the Settlement Payment is made on October 11,2016, the required amount would be $177,454.41, comprised of $175,000 discounted principal, $454.41 for 11 days of interest and $2,000 for the daily extension fee. Furthermore, if paid on October 12, 2016, the required payment would increase by $2,041.31 and likewise increase daily thereafter until receipt by the Bank of the Settlement Payment, Amended Warrants and Daily Extension Fee.

Receipt of the Settlement Payment, Amended Warrants and Daily Extension Fee must be received by 5:00PM PST on October 14, 2016. Settlement Payment and Daily Extension Fee is to be sent via wire transfer to:

California United Banlc

15821 Ventura Boulevard, Suite 100

Encino, CA 91436-5203

ABA# 122243884

Account Number: 98-158500 Attention: Note Department

Reference: Loan #10800807-1. Contact K. von Disterlo

Please refer to loan number 10800807-1 on all inquiries concerning this demand. This demand expires on October 14, 2016 at 5:00 PM PST. Please to verify final figures before wiring.

Sincerely,

/s/ Kim von Disterlo
Kim von Disterlo
First Vice President

50 West Hillcrest Drive | Thousand Oaks, California 91360 | Phone 805-496-6774 | Fax 805-496-0014 | www.californiaunltedbank.com